Exhibit 10.1

[LETTERHEAD]

Lars Anderson

Dallas, TX

Dear Lars:

It is my pleasure to provide you with this letter formalizing our offer of employment with Fifth Third Securities or Fifth Third Bank, a wholly-owned subsidiary of Fifth Third Bancorp (collectively “Fifth Third”). With your acceptance of this offer and upon approval by the Board of Directors, you will assume the position of Executive Vice President, Chief Operating Officer reporting directly to Greg Carmichael.

Your annualized salary will be $675,001.60 which will be paid bi-weekly at the rate of $25,961.60. Your first salary review will occur during the 2016 salary review process.

You will be eligible to participate in the Variable Compensation Plan and as a senior executive; your range of pay could be a minimum of zero or a maximum of $1,350,000.00. The award is funded based on the Bank’s performance versus plan on the following weighted metrics: Earnings Per Share (50%), Return on Risk Weighted Assets (25%), and our Efficiency Ratio (25%). Your final award will be based on your individual performance against your documented objectives, as well as an individual risk evaluation and the Human Capital & Compensation Committee (HC&CC) will approve. Your estimated annual award will be $750,000.00 if the Bank achieves our plan objectives and your individual performance meets expectations. Your actual award can be higher or lower based on actual performance and HC&CC approval. For the performance year 2015, you will be guaranteed an award of $750,000, payable February 2016. You will also be eligible to receive long-term incentive (LTI) grants, which are typically made annually on a performance basis and are approved by the Board of Directors. Your annual LTI target will be $1,700,000.00. As do most employers Fifth Third reserves the right to modify this plan. In order to receive any LTI award, you must electronically accept the award agreement as well as the Confidential Information and Non-Solicitation Agreement, both of which will be available for electronic acceptance shortly following the award date. The Confidential Information and Non-Solicitation agreement prohibits the disclosure or use of Fifth Third’s confidential information for purposes other than conducting Fifth Third business. It also prohibits the solicitation of customers and/or employees away from Fifth Third for the sale of any product or service that competes with those offered by Fifth Third for a period of one year.

As agreed, Fifth Third will pay you a one-time pre-tax New Hire Signing Bonus of $3,000,000.00 according to the terms of the enclosed New Hire Signing Bonus Repayment Agreement. Upon your acceptance, please sign and return the enclosed agreement to me. Fifth Third will pay the New Hire Signing Bonus within 30 days of your start date.

Upon approval by the Board of Directors, you will receive a restricted stock award of $3,000,000.00. This award will be effective on October 1, 2015 and will have a 4 yr cliff vest. Typically, within two to three weeks after the award effective date (i.e., grant date), you will receive an e-mail notice to accept your award electronically. You also will receive a welcome kit from Fidelity Investments in the mail at your home address, which contains instructions for activating your Long-term Incentive Plan Account and accepting your award on-line.

Fifth Third also will provide assistance for your relocation to the Cincinnati area. Details regarding Fifth Third’s relocation program and policy are outlined in the attached documents.

You will be eligible for 4 weeks of vacation in 2016. Your vacation for the remainder of 2015 will be prorated accordingly.

Your wellness and quality of life are important to you, and they’re important to Fifth Third Bank, too. That’s why the Bank offers employees a comprehensive Total Rewards package with health, wellness and financial benefits to holistically and sustainably meet your needs, both for today and the long term.

Fifth Third proudly offers competitive health care benefits to promote your well-being, including three diverse medical plan options and a wellness program — myWellness, powered by HumanaVitality — that rewards you for taking care of yourself. In addition to rewards you can earn through the myWellness program for healthy choices you make now, you can also earn Fifth Third Wellness Rewards for the next calendar year, based on your activity in the current calendar year. These rewards can provide up to 3 percent of your salary in additional pay spread out over that calendar year, with a maximum of $3,000. You will learn more about these and other wellness benefits in your first weeks at the Bank.

Fifth Third also supports your financial well-being. Your Total Rewards package offers a valuable 401(k) match to get you on the right track for retirement. If you contribute at least 6 percent of your salary to the plan, we will contribute 7 percent. We also provide employee banking benefits as well as additional tools and resources to support your quality of life now and into the future.

Please review the Fifth Third Bank Benefits Overview included with this offer letter. To learn more about 2015 employee benefits and to plan your benefits elections, go to www.alexfor53.com/2015.

Our non-qualified deferred compensation plan provides a means for executives to defer income for tax purposes beyond that which they can defer under the 401(k) plan. This plan also provides additional benefits to executives who lose Bank contributions such as 401(k) match and Profit Sharing due to IRS limits. You will be eligible to defer compensation beginning in 2016.

You are eligible for reimbursement for Executive Planning Services. This enhanced reimbursement benefit provides up to $7,500 annually for Internal Executive Wealth Planning ($10,000 for the first year you utilize the service). A two-year service requirement is waived if you move assets to Fifth Third Bank for management. Please refer to the attached program guidelines for complete details.

PLEASE REVIEW THE OFFER LETTER AND SIGNING BONUS REPAYMENT AGREEMENT BELOW.

Signing Bonus Repayment Agreement

Date: July 6, 2015

Employee Name: Lars Anderson

Position: Chief Operating Officer

Hiring Manager: Greg Carmichael

Bonus Amount: $ $3,000,000.00

You are being granted a Signing Bonus (the “Bonus”) in connection with your commencement of employment with Fifth Third Bank, a wholly-owned subsidiary of Fifth Third Bancorp (collectively “Fifth Third”).

If you agree to the terms of this Signing Bonus Repayment Agreement (the “agreement”) the bonus is payable on the next regular payroll date after you have completed thirty (30) days of employment with Fifth Third.

Fifth Third retains the right to revoke this Agreement if you have not signed and returned the Agreement within thirty (30) days of your start date. Any failure on the part of the Fifth Third to pay the Bonus in the time frame described above does not alter any obligation you may have to repay the Bonus under this Agreement.

Fifth Third does not require repayment of this bonus amount during the time you are an employee of Fifth Third, nor will you be required to repay the Bonus after the completion of two (2) years of continuous employment with satisfactory performance, as determined by Fifth Third.

If your employment should terminate for cause before you complete two (2) years of continuous employment, you will be required to repay the entire amount of your signing bonus. Until the bonus is repaid in full, the outstanding balance will accrue interest at Fifth Third’s Prime Rate plus 2%, and this interest rate will adjust (increase or decrease) from time to time as Fifth Third Prime Rate changes. Additionally, if your employment is terminated and you received a severance payment under Fifth Third’s Severance Policy, you will not be required to repay the Bonus.

By signing below, you certify that you have read this agreement and fully understand its content. You understand that if your employment terminates as described in the preceding paragraph, the full amount shall become payable on demand. You also authorize Fifth Third to debit from your final pay, and/or from any funds held by Fifth Third, monies on deposit with Fifth Third, or amounts owed to you by Fifth Third, these funds will be applied to your outstanding signing bonus balance. You agree to execute from time to time documents evidencing the indebtedness and your obligation to it.

BY ACCEPTING THIS EOFFER, YOU ARE ACCEPTING BOTH THE OFFER LETTER AND SIGNING BONUS REPAYMENT AGREEMENT AS CONTAINED HEREIN.

Fifth Third is proud of its long-standing affiliation with the United Way and asks each employee to support this worthy cause. As an employee at Fifth Third, you will be encouraged to volunteer your time and resources to the annual United Way campaign.

Please review the Fifth Third Bank Benefits Overview included with this offer letter. To learn more about employee benefits and to plan your benefit elections, go to www.alexfor53.com/2013/.

For questions regarding employee benefits, pay, or other Human Resource information, please contact the My HR Direct Employee Care Services at MY HR DIRECT (1-877-694-7347).

As we’ve discussed our offer of employment and continued employment is contingent upon your successful completion of Fifth Third’s employment screening process, which includes a drug test, a government mandated background investigation, and completion of an I-9 form (Employment Eligibility Verification form). You will receive further details regarding your start date and the drug screening, fingerprint and I-9 process with your New Employee letter. You should complete the I-9 before your start date and bring the required documents with you on your first day. Within 72 business hours of your first day of employment, you will be required to have completed the I-9 form and provided proof of identification and eligibility to work in the United States. A list of acceptable documents as well as instructions on how to complete the I-9 will be listed in your New Employee letter. All documents must be the original, unexpired, and signed.

As with all positions at Fifth Third, each of us is employed on an at-will basis and no part of this letter should be construed to change that relationship. Fifth Third and each employee may terminate employment at any time.

We are pleased to offer you this position and are confident that your employment with Fifth Third will be mutually rewarding. These are exciting times for us and we look forward to your acceptance of our offer and your contributions to the success of Fifth Third.

This employment offer will expire 10 business days from the date of this letter. To indicate your acceptance of this position, please click on “Sign Letter” at the bottom of this letter and then “Continue” under your electronic signature.

Sincerely,

/s/ Teresa Tanner

EVP, Chief Human Resources Officer

ACCEPTED & AGREED

/s/ Lars Anderson

Lars Anderson(Signed 07/15/2015 04:13:19PM)